                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                           United Bankshares, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                           United Bankshares, Inc.
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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Notes:

                            UNITED BANKSHARES, INC.
                                P. O. BOX 1508
                                 UNITED SQUARE
                            FIFTH AND AVERY STREETS
                       PARKERSBURG, WEST VIRGINIA  26102
                                (304) 424-8800

                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the 1995 Annual Meeting of Shareholders of UNITED BANKSHARES, INC. ("United") will be held at The Blennerhassett Hotel, Fourth and Market Streets, Parkersburg, West Virginia, on April 24, 1995 at 4:00 p.m., local time, for the purpose of considering and voting upon the following matters:

  1. To elect twenty-four (24) persons to serve as Directors of United. The nominees selected by the current Board of Directors are listed in the accompanying Proxy Statement for this Annual Meeting.

  2. To act upon any other business which may properly come before this Annual Meeting or any adjournment or adjournments thereof. The Board of Directors at present knows of no other business to come before this Annual Meeting.

  The close of business on March 10, 1995, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Annual Meeting.

  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

  TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.


                              By Order of the Board of Directors

                              Richard M. Adams
                              Chairman of the Board and
                              Chief Executive Officer

March 24, 1995

                            UNITED BANKSHARES, INC.
                                P. O. BOX 1508
                                 UNITED SQUARE
                            FIFTH AND AVERY STREETS
                       PARKERSBURG, WEST VIRGINIA  26102
                                (304) 424-8800

                                PROXY STATEMENT

                      1995 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD April 24, 1995

                    SOLICITATION AND REVOCATION OF PROXIES

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Bankshares, Inc. ("United") for its 1995 Annual Meeting of Shareholders (the "1995 Annual Meeting") to be held April 24, 1995.

  A proxy for use by the shareholders of United in connection with the 1995 Annual Meeting accompanies this Proxy Statement, which is being mailed to the shareholders of United on or about March 24, 1995. The proxy will be voted in accordance with the specifications made thereon by the United shareholder. See OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS. If a shareholder does not specify how the shareholder's proxy is to be voted, a properly executed proxy will be voted "FOR" the proposal presented herein, the election of United directors.

  As of the date of mailing of this Proxy Statement, the Board of Directors of United is not aware of any other business to be acted upon at the 1995 Annual Meeting, and it is not anticipated that other matters will be brought before that meeting. However, if any other matters should be brought before the 1995 Annual Meeting, it is intended that, unless otherwise specified on the proxy of the United shareholder, the persons appointed as proxies may vote thereon according to their judgment in light of conditions then prevailing and the recommendations of the Board of Directors of United.

  Any shareholder of United has the right to revoke his or her proxy at any time before it is voted (i) by giving written notice to the Chairman of United, (ii) by submitting a subsequently dated Proxy or (iii) by appearing at the 1995 Annual Meeting and voting in person.

  This proxy solicitation is made by the Board of Directors of United, and the costs of soliciting proxies will be paid by United. In addition to soliciting by mail, directors, officers and regular employees of United and its subsidiaries, who will receive no compensation for their services other than their regular salaries and fees, may solicit proxies by telephone, telegraph or personal interview. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of United common stock held in their names and are to be reimbursed for their reasonable expenses in so doing. In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, custodians, nominee holders and institutional investors, United has retained Corporate Investor Communications, Inc. of Carlstadt, New Jersey ("CIC"). Pursuant to a retention letter dated January 4, 1995, CIC will contact all broker and other nominee accounts identified on United's shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to the beneficial owners. CIC will then assist in the delivery of proxy materials to these accounts for distribution. CIC will also assist in distribution of proxy materials to institutional investors. CIC will follow-up with the brokers, other nominee accounts and institutional investors, requesting return of proxies. United is not retaining CIC to solicit proxies from registered holders or from non-objecting beneficial owners. CIC's fee for the above services is $3,000, plus reasonable disbursements which may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

  Only shareholders of record at the close of business on March 10, 1995, are entitled to notice of and to vote at the 1995 Annual Meeting. On that date, there were 11,807,683 shares of the common stock of United issued and outstanding, net of treasury shares, which shares were held by approximately 5,087 shareholders.

  Each shareholder is entitled to one vote for each share owned on each matter brought before the 1995 Annual Meeting. In the election of directors, a shareholder of United may cast one vote for each share owned for each nominee. However, every shareholder of United also has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all votes for one candidate or distribute those votes among as many candidates and in such manner as the shareholder desires. Assuming the number of directors is twenty-four (24), as proposed by the current Board of Directors of United, each shareholder of United has the right to cast twenty-four (24) votes in the election of directors for each share of the common stock of United the shareholder held on the record date. IF YOU WISH TO EXERCISE, BY PROXY, YOUR RIGHT TO CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS, YOU MUST PROVIDE A PROXY SHOWING HOW YOUR VOTES ARE TO BE DISTRIBUTED AMONG ONE OR MORE CANDIDATES.

  Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the twenty-four (24) nominees set forth in this Proxy Statement. However, if cumulative voting is invoked by one or more shareholders, the votes represented by other proxies may be cumulated, at the direction of the persons appointed as proxies with the recommendations of the Board of Directors of United, in order to elect to the Board of Directors the maximum number of nominees set forth in this Proxy Statement.

  A majority of the outstanding shares of United will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Abstentions and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus have no effect. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have the authority to vote on certain matters because its customer has not provided any voting instructions on the matter.

                               TABLE OF CONTENTS

PROPOSALS FOR ANNUAL MEETING...................................................1
     INTRODUCTION..............................................................1

ELECTION OF DIRECTORS..........................................................1
Nominees for Board of Directors................................................1
Meetings and Committees of the Board of Directors..............................4
Compensation of Directors......................................................5
Principal Shareholder of United................................................5
Beneficial Ownership of Securities by Executive Officers.......................5

EXECUTIVE COMPENSATION.........................................................6
Board Compensation Committee Report............................................6
Summary Compensation Table.....................................................7
Stock Option Grants Table......................................................8
Stock Option Exercises and Year-End Value Table................................8
Officer Employment Contracts...................................................8
Change of Control Agreements...................................................9
Succession Management Stock Bonus Plan........................................10
Incentive Stock Option Plan...................................................10
Employee Benefit Plans........................................................11
Compensation Committee Interlocks and Insider Participation...................11
Transactions with Management and Others.......................................11

OTHER INFORMATION.............................................................12

PERFORMANCE GRAPHS............................................................14

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS......................................15

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING.................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS....................................................16


AUDITED FINANCIAL STATEMENTS
See separate report accompanying this proxy statement


FORM 10-K

     A copy of the 1994 Form 10-K Annual Report filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 will be forwarded to shareholders at no charge, upon written request. Shareholders desiring a copy should direct their request to the Secretary, United Bankshares, Inc., United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26102.

          Registrar and
          Transfer Agent:                          Independent Auditors:

          Mellon Bank, N.A.                        Ernst & Young LLP
          P. O. Box 444                            P. O. Box 2906
          Pittsburgh, PA  15230                    Charleston, WV  25330

                         PROPOSALS FOR ANNUAL MEETING


                                 INTRODUCTION

     These proxy materials are being supplied in conjunction with the 1995 Annual Meeting of Shareholders of United Bankshares, Inc. ("United"). United is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. United's wholly-owned banking subsidiaries include UBC Holding Company, Inc. and its wholly-owned subsidiary, United National Bank ("UNB"), United National Bank-South ("UNB-S") and UBF Holding Company, Inc. with its wholly-owned banking subsidiary, Bank First, N.A. ("Bank First"). United also owns all of the stock of United Venture Fund, Inc. ("UVF"), a West Virginia Capital Company.

ELECTION OF DIRECTORS

Nominees for Board of Directors

     The Bylaws of United provide that its Board of Directors shall consist of not fewer than five nor more than thirty-five persons, as may be determined, from time to time, by resolution adopted by the shareholders or by a majority of the Board of Directors. The twenty-four (24) persons listed below have been elected or appointed to serve as directors of United until the 1995 Annual Meeting. The individuals identified below are the nominees for election at the 1995 Annual Meeting to serve until the 1996 Annual Meeting or until their successors are elected and qualified. Each nominee is currently a director and has served continuously to date as a director beginning in the indicated year.

     Beneficial ownership of United's securities by directors as set forth below is as of February 28, 1995.

     Directors have sole voting and investment authority of directly owned shares. The total of directly owned shares also includes stock options granted to executive officers pursuant to incentive stock option plans. For four of the directors who are executive officers, direct ownership includes options to purchase shares as follows: Richard Adams, 79,500, shares Douglass H. Adams, 10,200 shares, Thomas A. McPherson, 16,200 shares, and I. N. Smith, Jr., 14,250 shares. The options to purchase shares included in the direct ownership of all executive officers as a group total 231,550.

     Indirect shares for each individual director include those owned by spouses and immediate family members, shares held in any trust of which a director is a beneficiary, and shares held by a corporation which the director controls. These shares do not include the Trust Shares discussed herein.

     RICHARD M. ADAMS, who is Chairman and Chief Executive Officer of both United and UNB, became a director of United in 1984. Mr. Adams is 48 years old. He owns 221,795 shares of United directly and 90,003 shares indirectly, the total of which represents 2.64 percent of the total outstanding shares of United. Of the 90,003 shares indirectly owned by Mr. Adams, 25,590 shares are in the Stevenson Trust over which he exercises voting power, 33,747 shares owned by the members of his immediate family and 30,666 shares are held in two family trusts over which he exercises voting power but no investment authority.
Messrs. Richard M. Adams and Douglass H. Adams are brothers.

     I. N. SMITH, JR., who is President of United, Vice Chairman of UNB, and former President of UNB, became a director in 1986. Mr. Smith is 62 years old. He owns 19,126 shares of United directly and 220,184 shares indirectly, the total of which represents 2.03 percent of the total outstanding shares of United. Of the 220,184 shares indirectly owned beneficially by Mr. Smith, 14,700 shares are owned by members of his immediate family and 4,000 shares are owned by the mother of Mr. Smith over which he has power of attorney. The following shares owned of record by others may be deemed to be owned by Mr. Smith under the rules and regulations of the Securities and Exchange Commission:
Kanawha City Company 15,000 shares; Kanawha Company 56,000 shares; Roane Land Company 484 shares; Roxalana Land Company 75,000 shares; and West Virginia Coal Land Company 55,000 shares.

     DOUGLASS H. ADAMS, who is Executive Vice-President of United, became a director in 1988. Mr. Adams is 56 years old. He owns 44,527 shares of United directly and 2,514 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Messrs. Richard M. Adams and Douglass H. Adams are brothers.

     ROBERT G. ASTORG, who is a CPA and Managing Director of American Express Tax & Business Service, Inc., a financial consultant and tax service, became director in 1991. Mr. Astorg is 51 years old. He owns 12,164 shares of United directly and 796 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Mr. Astorg is a former Partner of Astorg and Altizer, CPAs.

     THOMAS J. BLAIR, III, who is President and Chief Executive Officer of Kelley, Gidley, Blair & Wolfe, Inc., former Chairman of the Board of UNB-Central, Heritage and Weston National, became a director in 1988. Mr. Blair is 61 years old. He owns 130,725 shares of United directly and 7,100 shares indirectly, the total of which represents 1.17 percent of the total outstanding shares of United. Mr. Blair is a former president of the McDowell County Water Company, which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code on November 11, 1989. In previous proxy statements it was disclosed that Mr. Blair was convicted of a series of seven (7) identical statutory misdemeanors stemming from his company's alleged failure to establish and maintain adequate and suitable water facilities and failure to perform such service thereto as shall be reasonable, safe and sufficient for the service and convenience of the public. Mr. Blair appealed his convictions. On December 14, 1993, the Supreme Court of Appeals of West Virginia set aside, reversed and annulled the convictions.

     HARRY L. BUCH, who is an Attorney at Law, and Partner with Bailey, Riley, Buch & Harman, became a director in 1990. Mr. Buch is 64 years old. He owns 10,063 shares of United directly which represents less than one percent of the total outstanding shares of United. Mr. Buch is a former Partner with Gompers, Buch, McCarthy & McLure.

     R. TERRY BUTCHER, who is an Attorney at Law, and Partner with Butcher & Butcher, became a director in 1988. Mr. Butcher is 47 years old. He owns 23,500 shares of United directly and 500 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

     JOHN W. DUDLEY, who is President of J. W. Dudley Sons & Company, a retail business, became a director in 1986. Mr Dudley is 48 years old. He owns 8,703 shares of United directly which represents less than one percent of the total outstanding shares of United.

     H. SMOOT FAHLGREN, who is Chief Executive Officer and former Chairman of Fahlgren, Inc., became a director in 1984. Mr. Fahlgren is 64 years old. He owns 125,163 shares of United directly which represents 1.06 percent of the total outstanding shares of United. Mr. Fahlgren is Mr. Graff's father-in-law.

     THEODORE J. GEORGELAS, who is Chairman of the Board of Bank First, N.A., and President of Georgelas and Sons, Inc., a commercial real estate development company, became a director in 1990. Mr. Georgelas is 48 years old. He directly owns 49,666 shares of United which represents less than one percent of the total outstanding shares of United.

     JOSEPH N. GOMPERS, who is a CPA and Partner with Gompers and Associates, CPA's, became a director in 1990. Mr. Gompers is 42 years old. He owns 7,947 shares of United directly which represents less than one percent of the total outstanding shares of United.

     C. E. GOODWIN, who is an Attorney at Law and Counsel with Goodwin & Goodwin, became a director in 1985. Mr. Goodwin is 84 years old. He owns 15,620 shares of United directly and 1,272 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

     F.T. GRAFF, JR., who is a practicing attorney and partner of Bowles Rice McDavid Graff and Love, became a director of United in 1984. Mr. Graff is 55 years old. He owns 2,000 shares of United directly and 9,000 shares indirectly, the total of which represents less than one percent of the total outstanding shares of

United. The indirectly owned shares are held by a bank in a trustee account for Mr. Graff over which he exercises voting and dispositive power. Mr. Graff is Mr. Fahlgren's son-in-law.

     LEONARD A. HARVEY, who is a former Secretary of the West Virginia Department of Commerce, Labor, and Environmental Resources, became a director of United in 1990. Mr. Harvey is 68 years old. He owns 28,659 shares of United directly and 859 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

     ANDREW J. HOUVOURAS, who is President of A&L Industries, an investment company, became a director of United in 1985. Mr. Houvouras is 75 years old. He owns 424 shares of United directly and 27,054 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. The indirect shares are owned by a company in which Mr. Houvouras is a partner.

     RUSSELL L. ISAACS, who is the owner of Russell L. Isaacs and Company, a consulting firm, became a director of United in 1984. Mr. Isaacs is 62 years old. He owns 20,958 shares of United directly which represents less than one percent of the total outstanding shares of United.

     ROBERT P. MCLEAN, who is the President of Stanaford Acres, Inc. and Vice-President of Sigmund-McLean, Inc. became a director of United in 1992. Mr. McLean is 64 years old. He owns 4,153 shares of United directly and 1,303 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

     THOMAS A. MCPHERSON, who is an Executive Vice President of United and the former President and Chief Executive Officer of UNB-C, became a director of United in 1988. Mr. McPherson is 58 years old. He owns 68,001 shares of United directly which represents less than one percent of the total outstanding shares of United.

     G. OGDEN NUTTING, who is the former Chairman of the Board of UNB-N and President of The Ogden Newspapers, Inc., became a director of United in 1986. Mr. Nutting is 59 years old. He owns 326,328 shares of United indirectly which represents 2.76 percent of the total outstanding shares of United. The voting and investment authority for the indirectly owned shares of Mr. Nutting are as follows: he has beneficial ownership, through shared investment or voting authority of 326,328 shares consisting of 20,952 shares held by Mr. Nutting as co-trustee, and 277,376 shares registered in the name of The Ogden Newspapers, Inc. of which Mr. Nutting is President. He is also a settlor and sole beneficiary of a trust which contains 28,000 shares.

     WILLIAM C. PITT, III, who is a hotel and resort developer, became a director of United in 1987. Mr. Pitt is 50 years old. He owns 5,000 shares of United directly which represents less than one percent of the total outstanding shares of United.

     CHARLES E. STEALEY, who is a private consultant and former Assistant Vice President and Director of Administration of Olsten Corporation, became a director of United in 1986. Mr. Stealey is 54 years old. He owns 30,668 shares of United directly and 48,362 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Mr. Stealey's mother holds 7,354 of the indirect shares over which Mr. Stealey has power of attorney and the other 41,008 indirect shares are held in a trustee account for Mr. Stealey over which he exercises voting and investment authority.

     WARREN A. THORNHILL, III, who is an Attorney at Law, former Chairman of the Board of Summit Holding Corporation and Raleigh County National Bank and Chairman of UNB-S, became a director of United in 1992. Mr. Thornhill is 66 years old. He owns 131,997 shares of United directly and 92,730 shares indirectly, the total of which represents 1.90 percent of the total shares outstanding of United. Mr. Thornhill's indirectly owned shares are owned by the members of his immediate family.

     HAROLD L. WILKES, who is President of Little General Stores, Inc., a convenience store chain, became a director of United in 1993. Mr. Wilkes is 54 years old. He directly owns 1,911 shares of United which represents less than one percent of the total outstanding shares of United.

     JAMES W. WORD, JR., who is President of Beckley Loan Company and Vice-President of Beckley Loan and Industrial Corporation became a director of United in 1992. He is 70 years old. He owns 31,743 shares of United directly and 27,737 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Mr. Word's indirectly owned shares are owned by the members of his immediate family.

     All directors and executive officers of United as a group, 29 persons, own 1,151,132 shares of United directly and 1,892,912 shares indirectly, the total of which represents 25.76 percent of the total shares outstanding for United. Included in indirectly owned shares are 980,734 shares of United common stock held by UNB's Trust Department serving in a fiduciary or agency capacity (the "Trust Shares"). The voting and investment authority for the Trust Shares held by the Trust Department is exercised by UNB's Board of Directors. The members of UNB's Board of Directors who are also directors or executive officers of United are: Richard M. Adams, I. N. Smith, Jr., and Gary L. Ellis. In addition, the total indirect shares includes 49,930 shares held by the Trust Department of UNB-S of which 43,297 shares are held in the nominee name of Big Clock Investment Company and are voted by UNB-S's Board of Directors. The members of UNB-S's Board who are also directors or executive officers of United are Gary L. Ellis, Warren A. Thornhill, III, and Robert P. McLean.

     Other nominations may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth below:

          Section 5. Nomination of Directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

     If any nominee set forth above is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those nominees set forth above and, if they deem it advisable, for a substitute nominee named by the Board of Directors of United.

     It is the intention of the persons named in the accompanying proxy, unless the proxy specifies otherwise (or except under the circumstances involving cumulative voting in the election of directors described above) to vote "FOR" the resolution to elect the twenty-four (24) nominees to serve as directors of United until the 1996 Annual Meeting of shareholders and until their successors are elected and qualified.

Meetings and Committees of the Board of Directors

     The Board of Directors of United met six times during 1994. The Board reviews management reports and general corporate policy. During the calendar year ended December 31, 1994, each director of United attended more than 75% of the total number of meetings of the Board and Board Committees on which he or she served during the period he or she served as a director, except for Mr. G. Ogden Nutting.

     The Board has three standing committees--the Executive, Audit, and Compensation Committees. The Audit Committee met four times in 1994 to review the quarterly reports of internal audit, all reports of external auditors, and all reports of examination by federal and state bank regulatory authorities. This committee consisted of: Robert G. Astorg, Chairman, R. Terry Butcher, C.
E. Goodwin, and James W. Word, Jr.

     The Executive Committee met seven times during 1994. The Executive Committee may exercise the power of the Board of Directors between meetings of the full Board of Directors or upon the call of the Chairman, as directed by the Board and consistent with the provisions of West Virginia corporate law and

United's articles of incorporation and bylaws. The committee consisted, during 1994, of Richard M. Adams, Chairman, I. N. Smith, Jr., Thomas J. Blair, III, Harry L. Buch, H. Smoot Fahlgren, Theodore J. Georgelas, Leonard A. Harvey, Russell L. Isaacs, G. Ogden Nutting, William C. Pitt, III, Warren A. Thornhill, III and F. T. Graff, Jr., who also serves as secretary for the Executive Committee.

     The Compensation Committee met two times during 1994. The Compensation Committee makes recommendations regarding officer compensation and budgetary matters to the Board of Directors. The committee consisted of the same members as served on the Executive Committee except for Messrs. R. Adams and Smith. Mr. Isaacs is chairman of the Compensation Committee.

Compensation of Directors

     Directors other than Executive Officers of United receive a retainer of $550 per month without regard to meeting attendance. In addition, each outside director receives a fee of $275 for each United Board Committee attended except
for Mr. Isaacs.   Mr. Isaacs, as chairman of the Compensation Committee,
receives $550 for each committee attended. Mr. Astorg, as chairman of the Audit Committee, receives an additional retainer payment of $275 per month without regard to committee meeting attendance.

     United utilizes an aircraft owned by Mr. Fahlgren, a member of United's Board of Directors. During 1994, Mr. Fahlgren received $15,672 in compensation for these services.

Principal Shareholder of United

     The following table lists each shareholder of United who is the beneficial owner of more than 5% of United's common stock, the only class of stock outstanding, as of February 28, 1995.

                                                 Amount and Nature of         Percent of
     Name and Address of Beneficial Owner        Beneficial Ownership           Class
     ------------------------------------        --------------------       --------------
(1)  United National Bank Trust Department         980,734                       8.30%
     514 Market Street  Parkersburg WV  26101
     (764,998 shares or 6.47% are registered under
     the nominee name of Cede & Co.)

     (1) UNB is a wholly-owned subsidiary of United and its Trust Department holds in fiduciary or agency capacity 980,734 shares of United's stock. The voting and investment authority for the shares held by the Trust Department is exercised by UNB's Board of Directors.

Beneficial Ownership of Securities by Executive Officers

     The following table sets forth certain information regarding the named executives beneficial ownership of Common Stock of the Company as of February 28, 1995:

                                                                   Shares of Common
                                                                 Stock of the Company
                                                                  Beneficially Owned
                                                          ----------------------------------
        Title of Class        Name of Officer             Number (1)        Percent of Class
        --------------        ---------------             ----------        ----------------
         Common Stock          Richard M. Adams              311,798                2.64%
         Common Stock          I.N. Smith, Jr.               239,310                2.03%
         Common Stock          Gary L. Ellis                  34,790                0.29%
         Common Stock          Steven E. Wilson               37,313                0.32%
         Common Stock          Thomas A. McPherson            68,001                0.58%

     (1) The amounts shown represent the total shares owned directly by such named executive officers together with shares which are owned indirectly. The indirect shares include shares which are issuable upon the exercise of all stock options currently exercisable and those shares owned by spouses and immediate family members, shares held in trust in which the executive is a beneficiary, and shares held by a corporation which the executive controls.

                            EXECUTIVE COMPENSATION

Board Compensation Committee Report

     The Compensation Committee is responsible for administration of United Bankshares, Inc.'s (United's) Executive Compensation programs. This includes recommendations related to base salary, short term incentives and long term stock option incentives for all Executive Officers of the Company.

     The Compensation Committee's Executive Compensation policies, developed based on competitive information, are designed to provide competitive levels of compensation that integrate pay with United's annual and long term performance goals and assist in attracting and retaining qualified executives.

     Periodically the Committee retains the services of nationally recognized compensation consulting firms to do an extensive review of the compensation program for all Executive Officers.

     William M. Mercer, Inc. reported to the Committee that the total compensation plan for Executive Officers was reasonable and competitive in view of the company's performance and the contribution of those officers to that performance.

     Executive Officers are paid base salaries determined by the value of their position compared to published survey data, information gathered on competing banks of similar size and the officer's individual performance level.

     The short term Incentive Plan stresses reward for achievement of performance goals set each year. Each Executive Officer participates in a pool of funds set aside for this purpose. Participation level is based on a rating system tied to accomplishment of assigned goals as well as a specific formula which relates the incentive award to a percentage of salary range midpoint. Company performance must exceed peer performance to activate compensation incentives. Peer group performance analysis is a continual process at United.

     The United management team should share the same goals as its shareholders. Toward this end, the long term Incentive Stock Option Plan is designed to provide an ownership opportunity to key management personnel. Stock ownership provides an ever important stockholder perspective necessary for successful management of the company. Awards are based on industry guidelines which relate base compensation to stock price. Grant calculations are tested for reasonableness against competitive industry data, keeping in mind cumulative ownership targets.

     Mercer reported that stock option grants to Executive Officers have generally been conservative over the last five years when compared to general industry and practices for major regional banking organizations. The most recent share allocations as a percentage of outstanding shares have been consistent with competitive practices in the banking industry.

     Base pay for Richard Adams, Chief Executive Officer was determined to be slightly below the median when compared to published compensation surveys from Wyatt Data Services and Ben S. Cole Financial, Inc. Mr. Adams is awarded a pro-rata share of the established short term incentive pool based on his performance rating assigned by the Committee. The Mercer report concluded that total cash compensation for the position of CEO is appropriate in view of performance levels attained for companies of similar size. Stock option shares granted to Mr. Adams were determined to be competitive when compared by Mercer to the grant practices of a broad spectrum of banking organizations. Adams at age 48 has served the company for 26 years; 20 of those years he has been responsible for motivating and building the organization.

     United's stock price over the past 20 years of the current administration has moved from $3.00 per share to a high of $28.50 per share for an average annualized increase of 43%. The stock chart included herein shows how United's stock price has performed over a five year time period compared to two index groups. The chart shows United with significant price growth which out performed both index groups.

     Dividends have also increased over the past 20 years from $.11 cents per share to $1.06 cents per share or at a 43% average annualized rate. United's pay for performance compensation program emphasizing written performance objectives has been a major contributor to our ability to consistently enhance long-term shareholder value.

     No member of the Committee is a former or current officer or employee of United.

                            COMPENSATION COMMITTEE
                           ------------------------

Thomas J. Blair, III      Warren A. Thornhill, III        Harry L. Buch
Russell L. Isaacs         H. Smoot Fahlgren               G. Ogden Nutting
Theodore J. Georgelas     William C. Pitt, III            F. T. Graff, Jr.
Leonard A. Harvey



                          SUMMARY COMPENSATION TABLE

     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer and each of the Company's other four most highly compensated executive officers during the last three fiscal years.

                                                                                               Long-term
                                                                        Annual Compensation   Compensation
                                                                        -------------------   ------------
                                                                                                Stock        All Other
Name and Principal Position                                    Year       Salary    Bonus      Options(#)  Compensation (3)
- ---------------------------                                   -----      --------  --------    ----------  ----------------
Richard M. Adams              Chairman of the Board             1994      $290,413  $130,000      14,500      $28,756  (2)
                              & Chief Executive Officer         1993       257,948    80,000      10,000       25,320
                                                                1992       243,340    80,000      17,500       22,319

I. N. Smith, Jr.              President                         1994       145,109    15,900       3,000        4,052  (1)
                                                                1993       145,109    15,000       3,000        4,046
                                                                1992       145,109    15,000       5,000        4,045

Gary L. Ellis                 Executive Vice President          1994       144,672    45,000       5,000        4,749  (1)
                                                                1993       137,493    30,000       5,000        3,554
                                                                1992       129,711    30,000       8,000        3,112

Steven E. Wilson              Executive Vice President          1994       122,542    36,000       5,500        3,794  (1)
                              Chief Financial Officer           1993       113,540    25,000       4,000        2,783
                              & Treasurer                       1992       107,113    25,000       6,500        2,560

Thomas A. McPherson           Executive Vice President          1994       120,000    25,000       4,700        3,482  (1)
                                                                1993       120,000    15,000       3,500        3,368
                                                                1992       118,943    15,000       3,000        3,358


(1) All reported amounts indicate annual amounts accrued under the Company's 401(K) Plan.

(2) Included are $5,934 representing the Company's matching contribution to the Company's 401(K) Plan and $22,822 accrued under a supplemental executive retirement plan.

(3) The aggregate value of all perquisites and other personal benefits did not exceed either $50,000 or 10% of the total annual salary and bonus reported for the named executive officers; therefore, no disclosure has been made.

STOCK OPTION GRANTS TABLE

     The following table sets forth information concerning individual grants of options to purchase the Company's Common Stock made to the named executives in 1994.

                                                          Stock Option Grants in Last Fiscal Year
                                 -----------------------------------------------------------------------------------------
                                                                                                 Potential Realizable Value
                                                                                                  at Assumed Annual Rates
                                                                                                 of Stock Price Appreciation
                                              Individual Grants                                        for Option Term
                                ----------------------------------------------------------------- ---------------------------
                                Number of
                                Securities      % of Total
                                Underlying    Options Granted to      Exercise or
                                 Options       All Employees in        Base Price      Expiration
    Name                         Granted (#)     Fiscal Year           ($/Share)          Date       5%  ($)  10%  ($)
- -------------------------------  ----------   ------------------   -----------------   ------------  -------   -------
Richard M. Adams                 14,500 (1)        14.50%                23.00          11/28/2004   209,735   531,512
I. N. Smith, Jr.                  3,000 (1)         3.00%                23.00          11/28/2004    43,393   109,968
Gary L. Ellis                     5,000 (1)         5.00%                23.00          11/28/2004    72,322   183,280
Steven E. Wilson                  5,500 (1)         5.50%                23.00          11/28/2004    79,555   201,608
Thomas A. McPherson               4,700 (1)         4.70%                23.00          11/28/2004    67,983   172,283

(1) Granted from the 1991 Incentive Stock Option Plan. The option exercise price is the market value of United's stock at the date the option was granted. All options granted under this plan are exercisable in accordance with a three year vesting schedule: 50% after the first year; 75% after the second year and 100% after three years.


                STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth certain information regarding individual exercises of stock options during 1994 by each of the named executives.

                                 Aggregate Stock Option Exercises in Last Fiscal Year and FY-End Stock Option Value
                         -----------------------------------------------------------------------------------------------
                                                        Number of Unexercised          Value of Unexercised In-the-
                                                      Stock Options's at FY-End (#)  Money Stock Options's at FY-End ($)
                                                      -----------------------------  -----------------------------------
                         Shares Acquired       Value         Exercisable/                       Exercisable/
Name                      on Exercise (#)     Realized       Unexercisable                     Unexercisable
- ----                     ----------------     --------      ---------------                   ---------------

Richard M. Adams              6,750           $ 92,813       57,500/22,000                  $500,625/$25,125
I. N. Smith, Jr.              3,000           $ 36,750        9,000/ 5,250                  $ 63,813/$ 6,188
Gary L. Ellis                 3,000           $ 34,500       21,250/ 8,750                  $171,188/$10,313
Steven E. Wilson             10,000           $119,375        7,500/ 8,500                  $ 37,750/$ 9,750
Thomas A. McPherson            -                 -            9,000/ 7,200                  $ 65,563/$ 7,888

Officer Employment Contracts

     Richard M. Adams, Chairman and Chief Executive Officer of United and UNB entered into an employment contract with United effective April 11, 1986. This contract was amended in 1989, again in January and November 1991, in April 1992 and again in November 1993. This most recent amendment also served to initiate a new five year term. Under the contract Mr. Adams is required to devote his full-time energies to performing his duties as Chairman and CEO on behalf of United and UNB. The contract provides for a base compensation of $300,000 and additional benefits consistent with the office. This base compensation may be increased but not decreased. If the contract is terminated by Mr. Adams for change in control, or for any reason other than mutual consent or criminal misconduct, Mr. Adams, or his family or estate, is entitled to his base salary for the remainder of the contract term.

     On July 27, 1990, United also entered into a Supplemental Retirement Plan with Mr. Adams. This plan provides for an annual supplemental retirement benefit upon his reaching age 65 or upon the later termination of his employment with United. The annual benefit will be equal to seventy percent of the average of Mr. Adams' three highest base salaries during his employment with United, reduced by benefits. The plan also provides for reduced benefits for early retirement after age 62 as well as payments to his spouse in the event of his death.

     United and UNB entered into an employment agreement with I. N. Smith, Jr., President of United and Vice-Chairman of UNB, on December 17, 1985. The term of the agreement extends until Mr. Smith reaches the age of 75. Until Mr. Smith becomes 65, he will be employed full-time by United as an executive officer and will receive an annual salary of no less than $115,000. Upon reaching the age of 65 and until he reaches the age of 75, Mr. Smith shall render such consulting and advisory services as United may request, and shall receive for such services an annual fee of $36,000 from age 65 until he reaches age 70, and $30,000 thereafter. The agreement also contains provisions which address the issues of disability, early retirement and the death of Mr. Smith. All of these events carry reduced payment provisions. In addition, until Mr. Smith reaches age 65, he has agreed to serve as a director of United and UNB, and United has agreed to use its best efforts to nominate and elect him.

     Ohio Valley National Bank, (now a part of UNB as a result of its merger with United) entered into a Salary Contribution Agreement with Douglass H. Adams, Executive Vice President of United, on June 13, 1985. This agreement provides at age 65 for an annual supplemental retirement equal to $30,000 for life or fifteen years certain. This future liability is being funded with life insurance. Provision is made for an early retirement benefit beginning at age 60 at a reduced percentage of the normal benefit. The agreement also provides for payment to beneficiaries in the event of his death.

Change of Control Agreements

     In March of 1994, United entered into agreements with Gary L. Ellis, Steven
E. Wilson, Thomas A. McPherson, James B. Hayhurst, Jr. and Joe L. Wilson to encourage those executive officers not to terminate their employment with United because of the possibility that United might be acquired by another entity. The Board of Directors determined that such an arrangement was appropriate, especially in view of the recent entry of large regional bank holding companies into West Virginia. The agreements were not undertaken in the belief that a change of control of United was imminent.

     Generally, the agreements provide severance compensation to those officers if their employment should end under certain specified conditions after a change of control of United. Compensation is paid upon any involuntary termination following a change of control unless the officer is terminated for cause. In addition, compensation will be paid after a change of control if the officer voluntarily terminates employment because of a decrease in the total amount of the officer's base salary below the level in effect on the date of consummation of the change of control, without the officer's consent; a material reduction in the importance of the officer's job responsibilities without the officer's consent; geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer's location at the time of a change of control; failure by United to obtain assumption of the contract by its successor or any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.

     Under the agreements, a change of control is deemed to occur in the event of a change of ownership of United which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act")) of direct or indirect "beneficial ownership" (as defined by Rule 13d-3 under the Exchange
Act) of twenty-five percent (25%) or more of the combined voting power of United's then outstanding securities, or the failure during any period of two
(2) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.

     Under the agreements, severance benefits include: (a) cash payment equal to the officers monthly base salary in effect on either (i) the date of termination; (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change of control; (b) payment of cash incentive award, if any, under United's Incentive Plan; (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of thirty-six (36) months following the date of termination.

     The agreements do not effect the right of United to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary.

Succession Management Stock Bonus Plan

     In April 1989, the Executive Committee, which at that time also served as the Compensation Committee, approved a management stock bonus plan. The purpose of the plan was to retain certain key "junior" officers. The plan was intended to encourage these individuals to stay with the company and to continue to develop their potential for future management roles. The plan provided for grants of the right to receive up to 500 shares per year, for five years, per officer. All granted stock was distributed to the grantees at the beginning of 1994. The shares granted were held in trust and the recipients had no ownership rights until the shares were distributed. In certain limited circumstances distribution could have been earlier, such as, in the case of disability or death. Shares have been purchased by United and are held in a trust account for this plan. None of the individuals included in this plan were executive officers of United. No grants have been made since 1990.

Incentive Stock Option Plan

     In February, 1988, the Board adopted an incentive stock option ("ISO") plan which was approved by United's shareholders at the 1988 annual meeting.
The ISO plan was conceived by United's Board in order to retain and motivate key management executives of United. The class of eligible employees is executive officers of United and its subsidiaries owning less than 10% of United's issued and outstanding stock. The Executive Committee of United, in its sole discretion, awarded stock options to eligible employees, determined the conditions for exercise, and administered the ISO plan generally. One hundred thousand (100,000) shares were allocated to the plan, with options for no more than 20,000 shares to be awarded each year. The option exercise price was the fair market value of United's stock at the time the option was granted. The last grants under this plan were awarded in 1992. All options granted are vested. Messrs. R. Adams, Smith, S. Wilson, J. Wilson, Sowards and Ellis have exercised options.

     In April, 1991, the Board adopted an incentive stock option plan ("1991 Plan") which was approved by United's shareholders at the 1991 annual meeting. The 1991 Plan is intended to attract and retain qualified and motivated management. The class of eligible employees is officers of United and its subsidiaries owning less than 10% of United's issued and outstanding stock. The Executive Committee of United, in its sole discretion, will award stock options to eligible employees and will administer the 1991 Plan generally. Five hundred thousand (500,000) shares were allocated to the plan, with options for no more than 100,000 shares to be awarded each year. The option exercise price will be the fair market value of United's stock at the time the option is granted.

     In 1994, 100,000 shares were granted as follows: Richard M. Adams-14,500 shares; I. N. Smith, Jr.-3,000 shares; Gary L. Ellis-5,000 shares; Joe L. Wilson-4,000 shares; Steven E. Wilson-5,500 shares; James B. Hayhurst-4,700 shares; Joseph Wm. Sowards-2,700 shares; Douglass H. Adams-2,700 shares; Thomas
A. McPherson-4,700 shares and David Addison-2,700 shares. Forty-four non-executive officers received a total of 50,500 shares. These shares were granted at the then current market price of $23.00. The options granted become exercisable in accordance with a three year vesting schedule: 50% year one; 75% year two and 100% year three. Messrs. Addison, Smith, S. Wilson and nine nonexecutive officers have exercised options.

Employee Benefit Plans

     No directors or principal shareholders of United and its subsidiaries, other than those persons who are salaried officers, participate in any type of benefit plan of United.

     United's subsidiaries provide, on a substantially non-contributory basis for all full-time employees, life, disability, hospital and dental insurance. Life insurance with value of 250% of base salary is provided to all full-time employees, including executive officers. The premiums paid by United for life insurance on any individual which has a face value greater than $50,000 is properly reported as compensation. These plans do not discriminate, in scope, terms or operation, in favor of the executive officers of United or its subsidiaries and are available generally to all salaried employees of United and its subsidiaries.

     Each employee of United, or its participating subsidiaries, who completes one year of eligible service and is 21 years of age is eligible to participate in the Pension Plan. The plan is noncontributory on the part of the employee. Vesting is attained with five years of participation.

     Normal retirement benefits under the United Plan are equal to:

          1.25% of Average Final Compensation* plus 0.5% of Average Final Compensation in excess of Covered Compensation** multiplied by years of service not to exceed 25.

     *Average Final Compensation = The average of the highest five consecutive plan years of basic compensation paid during the ten plan years preceding the date of determination.

     **Covered Compensation = The average of the last 35 years of the social security wage base prior to Social Security retirement age.

     Each employee of United, who completes one year of eligible service, is eligible to participate in the United Savings and Stock Investment Plan, a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each participant may contribute from 1% to 10% of pretax earnings to his/her account which may be invested in any of four investment options chosen by the employee. United matches 100% of the first 2% of salary deferred and 25% of the second 2% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral.

     United employees may participate in an employee stock purchase plan whereby its employees may purchase shares of United's common stock. Purchases made by employees under this plan are coordinated by the Trust Department of UNB, and involve stock purchased at market price for this purpose.

Compensation Committee Interlocks and Insider Participation

     F.T. Graff, Jr., a member of the Board of Directors of United and the Board's Compensation Committee, is a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia. Bowles Rice McDavid Graff & Love rendered legal services to United and UNB during 1994 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love represent less than 5% of that firm's revenues for 1994.


Transactions with Management and Others

     United's subsidiaries have had, and expect to have in the future, banking transactions with United and with its officers, directors, principal shareholders, or their interests (entities in which they have more than a 10% interest). The transactions were in the ordinary course of business and with respect to loans were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions. United's subsidiary banks are subject to federal statutes and regulations governing loans to officers and directors and extend loans in compliance with such laws and only with the approval of the Board of Directors.

     The building utilized by UNB to house its Rosemar Circle Branch in North Parkersburg, West Virginia, is owned by Richard M. Adams, Chairman and Chief Executive Officer of United and UNB, his brother, Douglass H. Adams, Executive Vice President of United and their step-mother, Dorothy D. Adams. The Adams' lease the land from UNB at a nominal annual rental and lease the branch facility they constructed to UNB. The leases were entered into prior to UNB's ownership of the branch facility and were assumed by UNB upon its acquisition of the previous lessee, United Bank. Management believes the lease terms are comparable with lease terms for similar property in the market area.

     H. Smoot Fahlgren, a member of the Board of Directors of United, is Chief Executive Officer of Fahlgren, Inc., an advertising agency with its headquarters in Parkersburg, West Virginia. The agency has provided the advertising for United since 1978. During 1994, payment for the advertising by United to Fahlgren, Inc. was less than 5% of that firm's revenues during the year 1994.

     F.T. Graff, Jr., a member of the Board of Directors of United, is a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia. Bowles Rice McDavid Graff & Love rendered legal services to United and UNB during 1994 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love represent less than 5% of that firm's revenues for 1994.

     UNB leases its Wheeling branch premises from The Ogden Newspapers, Inc. pursuant to a written lease agreement dated August 1, 1979 (the "Lease"). The Ogden Newspapers, Inc. is a shareholder of United, and the voting and investment authority for its shares are beneficially owned by its President, G. Ogden Nutting who is a director of United. Management believes the Lease is on terms comparable to market terms for similar rental space in Wheeling, West Virginia. The Lease provides for five (5) successive options to renew and extend the terms of the Lease for five (5) years each. United exercised its option to renew the Lease for five (5) years in 1989 and again in 1994. In addition, during the year 1994 subsidiaries of United advertised, at market rates, in newspapers published by The Ogden Newspaper, Inc. The fees paid in such advertising and the rent paid to The Ogden Newspapers, Inc. represent less than 5% of that firm's revenue for the year 1994.


Certain Reports

     Section 16(a) of the Securities and Exchange Act of 1934 requires United's directors and executive officers and persons who beneficially own more than ten percent of United's stock (currently, to the best of United's knowledge, there are no such persons) to file initial forms of beneficial ownership (Form 3), statements of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5) with the Securities and Exchange Commission ("SEC"). Persons filing such reports are required by SEC regulations to furnish United with copies of all such beneficial ownership statements filed under section 16(a) of the Exchange Act.

     Based solely on a review of such reports and representations from United directors and executive officers, United believes that during 1994 all such reports were filed on a timely basis, with four exceptions: Director Leonard A. Harvey did not file a Form 4 to report the purchase of 2,000 shares of common stock in April 1994; Director Robert P. McLean did not file two Forms 4 to report the purchase of 50 shares of common stock in February 1994 and 100 shares of common stock in May 1994; and Directors Harry L. Buch and Joseph N. Gompers, as co-trustees of United Trust in which they shared voting and dispositive power of the 300,000 shares of common stock held in the trust, each failed to file one Form 4 each in February 1994 to report the distribution of the United Trust shares to the beneficiaries of the trust. Messrs. Harvey, McLean, Buch, and Gompers each reported the transactions on a Form 5 filed with respect to 1994.

Executive Officers
- ------------------

     Set forth below are the executive officers of United and relations that exist with affiliates and others for the past five years.

                                                             Principal Occupation and
                                                             Banking Experience During
       Name                  Age  Present Position           The Last Five Years
       ----                  ---  -----------------          ------------------------------

Richard M. Adams              48  Chairman of the            Chairman of the Board and
                                  Board & Chief              Chief Executive Officer-
                                  Executive Officer-         United; Chairman of the
                                  United; Chairman           Board, and Chief
                                  of the Board &             Executive Officer-UNB
                                  Chief Executive
                                  Officer - UNB

I.N. Smith, Jr.               62  President-United;          President-United (1990
                                  Vice-Chairman -            to present); President-
                                  UNB, Director -.           UNB (1990 to October
                                  United and UNB             1991); Vice-Chairman-UNB
                                                             (November 1991 to present)

Douglass H. Adams             56  Executive Vice-            Executive Vice-President,
                                  President -                United (1990 to present);
                                  United; Director-          President-Vienna Office of
                                  United                     United National Bank (1990
                                                             to present)

Gary L. Ellis                 53  Executive Vice-            Executive Vice-President-
                                  President-                 United (1990 to present);
                                  United; Director           President-UNB (November
                                  and President -            1991 to present); President
                                  UNB; Director-             Charleston Office, UNB
                                  UNB-S                      (1990 to October 1991);
                                                             Executive Vice-President - UNB
                                                             (1990 to October 1991)
                                                             Chief Operating Officer -
                                                             UNB (1990 to October 1991)

James B. Hayhurst             48  Executive Vice-            Executive Vice-President
                                  President -                -United (1990 to present);
                                  United; Executive          Executive Vice-President-
                                  Vice-President-            UNB (1990 to present);
                                  UNB                        President-UNB Parkersburg
                                                             Offices (1990 to present)

Thomas A. McPherson           58  Executive Vice-            Executive Vice-President-
                                  President - United;        United (1990 to present);
                                  Director-United            President and CEO - UNB-C
                                                             (1990 to December 1992)

Joseph Wm. Sowards            44  Executive Vice-            Executive Vice President and
                                  President and              Secretary-United (1990 to
                                  Secretary - United;        present); Executive Vice-
                                  Executive Vice-            President-UNB (1990 to present)
                                  President - UNB


                                                             Principal Occupation and
                                                             Banking Experience During
       Name                  Age  Present Position           The Last Five Years
       ----                  ---  -----------------          ------------------------------

Joe L. Wilson                 46  Executive Vice-            Executive Vice-President-United
                                  President-United           (1990 to present); President-
                                                             UNB-N (1990 to December 1992)

Steven E. Wilson              46  Executive Vice-            Executive Vice-President and
                                  President, Chief           Chief Financial Officer-United
                                  Financial Officer,         (1990 to present); Treasurer-
                                  and Treasurer-             United (1990 to present);
                                  United; Executive          Executive Vice President
                                  Vice-President,            and Chief Financial Officer-
                                  Chief Financial            UNB (1990 to present)
                                  Officer and
                                  Secretary - UNB


                           PERFORMANCE GRAPHS

     The following graph compares United's cumulative total shareholder return on its common stock for the five year period ending December 31, 1994, with the cumulative total return of the Standard and Poor's Midcap 400 Index and with the NASDAQ OTC Bank Index. There is no assurance that United's common stock performance will continue in the future with the same or similar trends as depicted in the graph. The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent United specifically incorporates this graph by reference, and shall not otherwise be filed under such Acts.




                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG UNITED BANKSHARES, NASDAQ OTC INDEX AND S&P MIDCAP INDEX

Measurement period                               NASDAQ OTC          S&P Midcap
(Fiscal year Covered)        United Bankshares   Index               Index
- ---------------------        -----------------   ----------          ----------
Measurement PT -
12/31/89                     $100.00             $100.00             $100.00
FYE 12/31/90                 $ 88.68             $103.21             $122.10
FYE 12/31/91                 $119.32             $154.55             $168.88
FYE 12/31/92                 $163.47             $173.52             $184.05
FYE 12/31/93                 $229.13             $199.47             $207.81
FYE 12/31/94                 $216.38             $188.19             $193.81


                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Ernst & Young LLP, Charleston, West Virginia, served as the independent certified public accountants for United and its subsidiaries during 1994. A member of the firm will be available to respond to shareholder inquiries at the annual meeting. The independent auditors for 1995 have not yet been selected.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Presently, the next annual meeting of United shareholders is scheduled for April 22, 1996. Any shareholder proposals to be presented at that 1996 Annual Meeting must be received at the principal office of United no later than December 7, 1995. If the scheduled date for the 1996 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received.

                                         By Order of the Board of Directors


                                         RICHARD M. ADAMS
                                         CHAIRMAN OF THE BOARD AND
                                         CHIEF EXECUTIVE OFFICER

               UNITED BANKSHARES, INC. AND SUBSIDIARIES

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents the significant changes in financial condition and the results of operations of United and its subsidiaries for the periods indicated below. This discussion and analysis should be read in conjunction with the audited financial statements and accompanying notes thereto, which are included in United's Annual Report. All references to United in this discussion and analysis are considered to refer to United and its wholly-owned subsidiaries, unless otherwise indicated.


1994 COMPARED TO 1993

EARNINGS SUMMARY

For the year ended December 31, 1994, net income increased 14.7% to a record $24,902,000. Net income per share of $2.08 for the year was up 14.3% from $1.82 in 1993. United's return on average assets of 1.42% makes United one of the nation's most profitable regional banking companies. Dividends per share increased 11.6% from $.95 in 1993 to a record level of $1.06 per share in 1994. This was the twenty-first consecutive year of dividend increases to shareholders. Core earnings, or earnings before taxes, security transactions, cumulative effect of change in accounting principle and the provision for possible loan losses, were strong and increased 19.7% for 1994 compared to 1993. These strong core earnings are indicative of the 8.1% increase in net interest income driven by an increase in average net earning assets with significant growth of 8.6% in average net loans.

Factors contributing to the 1994 earnings increase include an improved net interest margin, partially resulting from a $39,338,000 increase in average earning assets from 1993, a lower loan loss provision due to improved credit quality and increased earnings from 1993 acquisitions. The favorable impact of the above items was partly offset by increased occupancy expenses, decreased fee income from customer accounts for which a fee is charged and losses from the sale of securities. United is in the process of realigning its interest rate sensitivity for 1995 to a more interest-rate-neutral position. This investment strategy may reduce current earnings, but will enhance United's future earnings momentum.

Key performance measures improved significantly from 1993 and remained very strong in comparison to industry standards. United's return on average assets of 1.42% makes United one of the nation's most profitable regional banking companies. United has a strong capital position and is well positioned to take advantage of future growth opportunities.

The following discussion explains in more detail the results of operations and changes in financial condition by major category.

Net Interest Income

Net interest income represents the primary component of United's earnings. It is the difference between interest and fee income related to earning assets and interest expense incurred to fund these earning assets. Net interest income is impacted by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in market interest rates. Such changes, and their impact on net interest income in 1994, are explained below.

For the years ended December 31, 1994 and 1993, net interest income approximated $77,270,000 and $71,496,000, respectively. On a tax-equivalent basis the net interest margin was strong at 4.97% in 1994 and 4.75% in 1993. Higher average loan volumes of $98 million contributed to the increase in net interest income. United also experienced modest decreases in its overall cost of funds. At 4.97%, United's net interest margin remains well above peer group averages.

Total interest income of $121,157,000 increased 4.0% in 1994 over 1993 as a result of higher volumes of interest-earning assets. Comparing year-end 1994 to year-end 1993, a moderate decrease in commercial loans of 4.6% and a slight increase in consumer loans of 1.8%, which resulted from lower commercial and consumer demand, were offset by significant mortgage loan growth of 16.4%.

Total interest expense decreased 2.5% in 1994. This decrease can be attributed primarily to lower rates paid on interest-bearing funds. United's average interest-bearing deposits increased only slightly or 0.5% in 1994, while its average long-term borrowings increased 25.1% as United made greater use of these funds in order to meet the demand for mortgage loan products with matching maturities. The average cost of funds reflected the general downward trend in market interest rates in 1994, falling from 3.44% in 1993 to 3.30% in 1994.

Provision for Possible Loan Losses

United evaluates the adequacy of the allowance for loan losses on a quarterly basis and its loan administration policies are focused upon the risk characteristics of the loan portfolio. See Note F to the Consolidated Financial Statements for a discussion of concentrations of credit risk.

Nonperforming loans were $6,036,000 at December 31, 1994 and $13,517,000 at December 31, 1993, a decrease of 55.4%. The level of nonperforming assets declined as a result of the recovering of the regional economy and management's continual monitoring of problem loans. The components of nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis and troubled debt restructurings. Loans past due 90 days or more decreased $173,000 or 7.0% during 1994; while troubled debt restructurings decreased $2,453,000 or 100.0% and nonaccrual loans decreased $4,855,000 or 56.5% since year-end 1993. Nonperforming loans continue to decline and represented less than 0.34% of total assets at the end of 1994, which is less one-half of the national peer levels.

At year-end 1994 and 1993 the allowance for possible loan losses was 1.54% and 1.61% of total loans, net of unearned income, respectively. As of December 31, 1994, the ratio of the allowance for loan losses to nonperforming loans was 331.5% as compared to 140.7% as of December 31, 1993.

Management believes that the allowance for loan losses of $20,008,000 as of December 31, 1994, is adequate to provide for potential losses on existing loans based on information currently available.

For the years ended December 31, 1994 and 1993 the provision for loan losses was $1,818,000 and $4,332,000, respectively. The decrease can be attributed to the general improvement in all areas of asset quality and the increased coverage ratio of the allowance for loan losses to nonperforming loans. The provision for loan losses charged to operations is based on management's evaluation of individual credits, the past loan loss experience, and other factors which, in management's judgment, deserve recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, known deterioration in certain classes of loans or collateral, trends in delinquencies, and current economic conditions.

Total net charge-offs were $825,000 in 1994 and $1,773,000 in 1993, which represents .07% and .16% of average loans for the respective years. United's ratio of net charge-offs to average loans compares very favorably with its peers.

Management is not aware of any potential problem loans, trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources which have not been disclosed. Additionally, management has disclosed all known material credits which cause management to have serious doubts as to the ability of such borrowers to comply with the loan repayments. Management is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on liquidity, capital resources or operations.

The Financial Accounting Standards Board has issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." The requirements of SFAS No.'s 114 and 118 are effective for fiscal years beginning after

December 15, 1994. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. SFAS No. 118 clarified creditor reporting of income on an impaired loan and disclosure requirements. The adoption of SFAS No. 114, which will occur in the first quarter of 1995, is not expected to have a material effect on United's allowance for loan losses.

Other Income

Noninterest income has been and will continue to be an important factor for improving United's profitability. Recognizing this importance, management continues to evaluate areas where noninterest income can be enhanced. Other income consists of all revenues which are not included in interest and fee income related to earning assets. In 1994, other income, excluding securities transactions, was flat when compared to 1993. The overall decrease in noninterest income of $1,451,000 or 11.4% is primarily attributed to the net losses on securities transactions.

Trust income increased $229,000 or 8.7% in 1994. This was due to repricing of services and an increased volume of trust business.

Service charges, commissions and fees decreased by $194,000 or 2.2% in 1994. This income consists of charges and fees related to various banking services provided by United. The decrease was primarily due to a combination of decreased activity in customer accounts and a decline in net account analysis fees.

Securities transactions resulted in a net loss of $872,000 in 1994 and a net gain of $479,000 in 1993. As evidenced by the Statement of Cash Flows, the volume of securities sold increased significantly in 1994. The primary reason for this increased sales activity was to restructure a portion of the investment portfolio to reflect current market rates in response to the rising interest rate environment in order to enhance United's future earnings momentum.

On January 1, 1994, United adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS No. 115) which was effective for fiscal years beginning after December 15, 1993. The $872,000 of net securities losses for 1994 relates primarily to debt securities losses of approximately $1,024,000 which were reclassified to available for sale at January 1, 1994. For further details, see Note D to the Consolidated Financial Statements.

Other Expense

Just as management continues to evaluate areas where noninterest income can be enhanced, it strives to improve the efficiency of its operations and thus reduce operating costs. United's cost control efforts have been very successful with an efficiency ratio of 53.2%, which is well below that reported by peer group averages.

Other expense includes all items of expense other than interest expense, the provision for possible loan losses, and income taxes. In total, other expenses were flat in 1994, and management was successful in controlling costs. The income statement reflects a 2.0% decrease in 1994 as compared to 1993.

Salaries and employee benefits expense decreased $176,000 or 1.0% in 1994. As of December 31, 1994 and 1993, United employed 834 and 889 full-time equivalent employees, respectively.

Net occupancy expense in 1994 exceeded 1993 levels by $390,000 or 8.7% primarily due to decreased rental income from vacancies and an increase in real property taxes.

Other expense decreased $1,228,000 or 5.4% in 1994 compared to 1993. The decrease in other expenses for the year relates primarily to nonrecurring expenses during 1993 which included certain merger expenses for the two acquisitions consummated by United during 1993, a lower provision for other real estate owned and the realization of further economies from recent mergers.

Income Taxes

For the year ended December 31, 1994, income taxes approximated $13,096,000 compared to $9,770,000 for 1993. This increase is principally the result of lower levels of tax-exempt income and higher levels of pretax income, combined with higher statutory federal tax rates in 1994. United's effective tax rates in these two years were 34.5% and 32.4%, respectively.

At December 31, 1994, gross deferred tax assets totaled approximately $11.5 million. The allowance for loan losses and various accrued liabilities represent the most significant temporary differences. Based on management's evaluation at December 31, 1994, no valuation allowance has been allocated to deferred tax assets.

Fourth Quarter Results

Net income for the fourth quarter of 1994 was $6,156,000, an increase of 20.0% from the $5,130,000 earned in the fourth quarter of 1993. On a per share basis, fourth quarter earnings were $.51 per share in 1994 and $.43 per share in 1993. Net income was higher in 1994 than in 1993 because of the factors previously discussed herein relative to annual results.

Additional quarterly financial data for 1994 and 1993 may be found in Note S to the Consolidated Financial Statements.

The Effect of Inflation

United's income statements generally reflect the effects of inflation. Since interest rates, loan demand, and deposit levels are related to inflation, the resulting changes in the interest sensitive assets and liabilities are included in net interest income. Similarly, operating expenses such as salaries, rents, and maintenance include changing prices resulting from inflation. One item which would not reflect inflationary changes is depreciation expense.
Subsequent to the acquisition of depreciable assets, inflation causes price levels to rise; therefore, historically presented dollar values do not reflect this inflationary condition. With inflation levels at relatively low levels and monetary and fiscal policies being implemented to keep the inflation rate increases within an acceptable range, management expects the impact of inflation would be minimal in the near future.

Interest Rate Sensitivity

Interest sensitive assets and liabilities are defined as those assets or liabilities that mature or are repriced within a designated time-frame. The principal function of asset and liability management is to maintain an appropriate relationship between those assets and liabilities that are sensitive to changing market interest rates. This relationship has become very important, given the volatility in interest rates over the last several years, due to the potential impact on earnings. United closely monitors the sensitivity of its assets and liabilities on an on-going basis and projects the effect of various interest rate changes on its net interest margin.

The difference between rate sensitive assets and rate sensitive liabilities for specified periods of time is known as the "GAP".

A primary objective of Asset/Liability Management is managing interest rate risk. At United, interest rate risk is managed to minimize the impact of fluctuating interest rates on earnings. As shown in the interest rate sensitivity gap table on page 20 of this report, United was liability sensitive (excess of liabilities over assets) in the one year horizon. United, however, has not experienced the kind of earnings volatility indicated from the cumulative gap. This is because a significant portion of United's retail deposit base does not reprice on a contractual basis. Management has estimated, based upon historical analyses, that savings deposits are less sensitive to interest rate changes than are other forms of deposits. The GAP table presented herein has been adapted to show the estimated differences in interest rate sensitivity which result when the retail deposit base is assumed to reprice in a manner consistent with historical trends. (See "Management Adjustments" in the GAP table). Using these estimates, United was asset sensitive in the one year horizon in the amount of $124,816,000 or 7.53% of the cumulative gap to related earning assets. The primary method of measuring the

    The following table shows the interest rate sensitivity GAP as of December 31, 1994:

Interest Rate Sensitivity Gap

                                            Days
                               ----------------------------------    Total           1 - 5         Over 5
                                 0 - 90     91 - 180    181 - 365   One Year         Years          Years      Total
                               ---------   ----------   ---------   ----------     ---------      --------    -------
                                                          (In Thousands)
ASSETS
Interest-Earning Assets:
  Investment and Marketable
    Equity Securities:
     Taxable                   $  25,472   $   10,673   $  45,222   $   81,367     $ 162,115      $ 64,782    $  308,264
     Tax-exempt                    1,440        2,953       5,883       10,276        21,379        20,964        52,619
  Loans, net of unearned
    income                       527,711       81,089     129,862      738,662       409,341       149,074     1,297,077
                               ---------   ----------   ---------   ----------     ---------      --------    ----------

Total Interest-Earning
  Assets                       $ 554,623   $   94,715   $ 180,967   $  830,305     $ 592,835      $234,820    $1,657,960
                               =========   ==========   =========   ==========     =========      ========    ==========

LIABILITIES
Interest-Bearing Funds:
  Savings and NOW
    accounts                   $ 658,187                            $  658,187                                 $ 658,187
  Time deposits of
    $100,000 & over               22,654   $   13,875   $  11,504       48,033     $  27,565                      75,598
  Other time deposits            114,102       91,208      81,641      286,951       169,525                     456,476
  Federal funds purchased,
    repurchase agreements
    and other short-term
    borrowings                    71,809                                71,809                                    71,809
  FHLB advances                   73,972       10,000                   83,972                                    83,972
                               ---------   ----------   ---------   ----------     ---------      --------    ----------

Total Interest-Bearing
  Funds                        $ 940,724   $  115,083   $  93,145   $1,148,952     $ 197,090      $      0    $1,346,042
                               =========   ==========   =========   ==========     =========      ========    ==========

Interest Sensitivity
  Gap                          $(386,101)  $  (20,368)  $  87,822   $ (318,647)    $ 395,745      $234,820    $  311,918
                               =========   ==========   =========   ==========     =========      ========    ==========

Cumulative Gap                 $(386,101)  $ (406,469)  $(318,647)  $ (318,647)    $  77,098      $311,918    $  311,918
                               =========   ==========   =========   ==========     =========      ========    ==========

Cumulative Gap as
  a Percentage of Total
  Earning Assets                  -23.29%      -24.52%      19.22%     - 19.22%         4.65%        18.81%        18.81%

Management
  Adjustments                    616,828      (41,121)    (82,244)     493,463      (493,463)                          0
Off-Balance
  Sheet Activities               (50,000)                              (50,000)                   $      0       (50,000)
                               ---------   ----------   ---------   ----------     ---------      --------    ----------

Cumulative Management
  Adjusted Gap and
  Off-Balance Sheet
  Activities                   $ 180,727   $  119,238   $ 124,816   $  124,816     $  27,098      $261,918    $  261,918
                               =========   ==========   =========   ==========     =========      ========    ==========

Cumulative Management
  Adjusted Gap and
  Off-Balance Sheet
  Activities as a
  Percentage of Total
  Earning Assets                   10.90%        7.19%       7.53%        7.53%         1.63%        15.80%        15.80%

sensitivity of earnings to changing market interest rates is to simulate expected cash flows using varying assumed interest rates while also adjusting the timing and magnitude of non-contractual deposit repricing to more accurately reflect anticipated pricing behavior. These simulations include adjustments for the lag in prime loan repricing and the spread and volume elasticity of interest-bearing deposit accounts, regular savings and money market deposit accounts. To aid in interest rate management, United's lead bank, UNB, is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). The use of FHLB advances provides United with a low risk means to match maturities of earning assets and interest-bearing funds to achieve a desired interest rate spread over the life of the earning assets.

Additionally, United has begun using certain off-balance-sheet instruments known as interest rate swaps, to further aid in interest rate risk management. The use of interest rate swaps is a cost effective means of synthetically altering the repricing structure of balance sheet items. The interest rate swap transaction involves the exchange of a floating rate payment based on the one month London inter-bank offered rate (LIBOR) for a fixed rate receipt based on the U. S. three year treasury note. The net pay and receive amount is calculated on an underlying notional amount without the exchange of the underlying principal amount. The interest rate swap subjects United to market risk associated with changes in interest rates, as well as the risk that the counterparty will fail to perform. Only the interest payments are exchanged, and therefore, cash requirements and exposure to credit risk are significantly less than the notional amount.

At December 31, 1994, the total notional amount of interest rate swaps in effect was only $50 million. The current maturity of the swap portfolio is two years and one month. During 1994, interest rate swaps reduced net interest income by $1,000. United did not have interest rate swaps during 1993. For further details, see Note M to the Consolidated Financial Statements.

Liquidity and Capital Resources

In the opinion of management, United maintains liquidity which is sufficient to satisfy its depositors' requirements and the credit needs of its customers.
Like all banks, United depends upon its ability to renew maturing deposits and other liabilities on a daily basis and to acquire new funds in a variety of markets. A significant source of funds available to United are "core deposits". Core deposits include certain demand deposits, statement and special savings and NOW accounts. These deposits are relatively stable and they are the lowest cost source of funds available to United. Short-term borrowings have also been a significant source of funds. These include federal funds purchased and securities sold under agreements to repurchase. Repurchase agreements represent funds which are generally obtained as the result of a competitive bidding process.

Liquid assets are cash and those items readily convertible to cash. All banks must maintain sufficient balances of cash and near-cash items to meet the day-to-day demands of customers. Other than cash and due from banks, the available for sale securities portfolio and maturing loans are the primary sources of liquidity.

The goal of liquidity management is to ensure the ability to access funding which enables United to efficiently satisfy the cash flow requirements of depositors and borrowers and meet United's cash needs. Liquidity is managed by monitoring funds availability from a number of primary sources. Substantial funding is available from cash and cash equivalents, unused short-term borrowings and a geographically dispersed network of subsidiary banks providing access to a diversified and substantial retail deposit market.

Short-term needs can be met through a wide array of sources such as correspondent and downstream correspondent federal funds and utilization of Federal Home Loan Bank advances.

Other sources of liquidity available to United to provide long-term as well as short-term funding alternatives, in addition to FHLB advances, are long-term certificates of deposit, lines of credit, and borrowings secured by bank premises or stock of United's subsidiaries. United has no intention at this time to utilize any long-term funding sources other than FHLB advances and long-term certificates of deposit.

Cash flows from operations in 1994 of $34,458,000 were 12.4% higher than the $30,657,000 in 1993 as a result of a $3.2 million increase in net income. In 1994, investing activities resulted in a use of cash of $52,200,000 as compared to 1993 in which investing activities resulted in a use of cash of $50,647,000. The primary reason for the slight increase in the use of cash for investing activities is that the $88.3 million increase in net loan originations was almost entirely offset by a net $85.2 million in excess of proceeds from sales, maturities and calls of securities over security purchases. Financing activities resulted in a source of cash in 1994 of $39,655,000 primarily due to a $47,633,000 increase in net borrowings from the FHLB of Pittsburgh and an increase in deposits of $4,372,000. See the Consolidated Statement of Cash Flows in the Consolidated Financial Statements.

United anticipates no problems in its ability to service its obligations over the next 12 months and has no material commitments for capital expenditures. There are no known trends, demands, commitments, or events that will result in or that are reasonably likely to result in United's liquidity increasing or decreasing in any material way. United also has significant lines of credit available to it. See Note J, Notes to Consolidated Financial Statements.

The asset and liability committee monitors liquidity to ascertain that a strong liquidity position is maintained. In addition, variable rate loans are a priority. These policies should help to protect net interest income against fluctuations in interest rates.

United also seeks to maintain a proper relationship between capital and total assets in order to support growth and sustain earnings. United's average equity to average asset ratio was 10.16% in 1994 and 9.78% in 1993. United's risk-based capital ratio was 15.52% in 1994 and 15.28% in 1993 which are both significantly higher than the minimum regulatory requirements. United's Tier 1 capital and leverage ratios of 14.27% and 9.55%, respectively, at December 31, 1994, are also strong relative to its peers and are well above regulatory minimums.

Commitments

The following table indicates the outstanding loan commitments of United in the categories stated:

                                                   December 31
                                                       1994
                                                   ------------
     Lines of credit authorized,
        but unused                                 $244,975,000
     Letters of Credit                               15,022,000
                                                   ------------
                                                   $259,997,000
                                                   ============

Past experience has shown that, of the foregoing commitments, approximately 12-15% would reasonably be expected to be funded within a one year period. For more information, see Note M to the Consolidated Financial Statements.



1993 COMPARED TO 1992

EARNINGS SUMMARY

For the year ended December 31, 1993, net income increased 32.7% to $21,706,000. Net income per share of $1.82 for the year was up 19.7% from 1992 levels. United's return on average assets was 1.27%. Dividends declared per share increased 11.8% from $.85 in 1992 to $.95 per share in 1993. Earnings before taxes, security transactions, the cumulative effect of a change in accounting principle and the provision for possible loan losses were strong and increased 24.4% for 1993 compared to 1992. This reflected a 12.4% improvement in net interest income driven by a significant increase in average net earning assets. Noninterest expenses were flat in 1993 as compared to 1992 as management was effective in its ability to control expenses. Income taxes increased by 36.9% from 1992, principally because of increased pretax income, decreases in income from investment securities exempt from federal taxes and higher statutory federal income tax rates. During 1993 the market price for United stock increased from $20.00 to $26.50 or 31%.

Earnings for 1993 included certain nonrecurring income and expense items. The nonrecurring income item, which is reported as a cumulative effect of change in accounting principle of $1,329,000, is the result of United's adoption of SFAS No. 109, "Accounting for Income Taxes," during the first quarter of 1993. For further details, see Note K to the Consolidated Financial Statements. The nonrecurring expense items were primarily the result of management's conservative review of certain credits which resulted in additional provisions being made to the reserve for other real estate owned and the allowance for loan losses. Additional nonrecurring expenses resulted from the mergers consummated by United.

The following discussion explains in more detail the results of operations and changes in financial condition by major category.

Net Interest Income

For the years ended December 31, 1993 and 1992, net interest income approximated $71,496,000 and $63,605,000, respectively. On a tax-equivalent basis the net interest margin was strong at 4.75% in 1993 and 4.83% in 1992. Higher average loan volumes of $143 million contributed to the increase in net interest income. United also experienced significant decreases in its overall cost of funds. At 4.75%, United's net interest margin remained well above peer group averages.

Total interest income of $116,505,000 increased 2.6% in 1993 over 1992 as a result of higher volumes of interest-earning assets. Comparing year-end 1993 to year-end 1992, moderate decreases in commercial and consumer loans of 6.5% and 5.7%, respectively, which resulted from lower commercial and consumer demand, were offset by significant mortgage loan growth of 15.3%.

Total interest expense decreased 9.8% in 1993. This decrease can be attributed primarily to lower rates paid on interest-bearing funds. United's average interest-bearing deposits increased 12.46% in 1993, while its average long-term borrowings increased 160.88% as United made greater use of these funds in order to meet the demand for mortgage loan products while matching maturities. The average cost of funds reflected the general downward trend in market interest rates in 1993, falling from 4.27% in 1992 to 3.44% in 1993.

Provision for Possible Loan Losses

United evaluated the adequacy of the allowance for loan losses on a quarterly basis and its loan administration policies are focused upon the risk characteristics of the loan portfolio.

Nonperforming loans were $13,517,000 at December 31, 1993 and $15,955,000 at December 31, 1992, a decrease of 15.3%. The components of nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis and troubled debt restructurings.

At year-end 1993 and 1992 the allowance for possible loan losses was 1.61% and 1.43% of total loans, net of unearned income, respectively. As of December 31, 1993, the ratio of the allowance for loan losses to nonperforming loans was 140.7% as compared to 100.0% as of December 31, 1992.

For the years ended December 31, 1993 and 1992 the provision for loan losses was $4,332,000 and $4,242,000, respectively. The provision for loan losses charged to operations was based on management's evaluation of individual credits, the past loan loss experience, and other factors which, in management's judgment, deserved recognition in estimating possible loan losses. Such other factors considered by management included growth and composition of the loan portfolio, known deterioration in certain classes of loans or collateral, trends in delinquencies, and current economic conditions.

Total net charge-offs were $1,773,000 in 1993 and $5,144,000 in 1992, which represents .16% and .52% of average loans for the respective years. United's ratio of net charge-offs to average loans compared very favorably with its peers.

Other Income

Other income consists of all revenues which are not included in interest and fee income related to earning assets. In 1993, other income increased by $1,550,000 or 13.94%. The overall increase in noninterest income is primarily attributed to the October 20, 1992, acquisition of UNB-South and increased activity in customer accounts for which a fee is charged.

Trust income increased $124,000 or 4.93% in 1993. This was due to repricing of services and an increased volume of trust business.

Service charges, commissions and fees increased by $1,430,000 or 19.32% in 1993. This income consisted of charges and fees related to various banking services provided by United and was primarily due to a restructuring of fees and the acquisition of UNB-South.

Securities transactions resulted in a net gain of $479,000 in 1993 and a net gain of $403,000 in 1992. As evidenced by the Statement of Cash Flows in the Consolidated Financial Statements, the volume of securities sold increased significantly in 1993. The primary reason for this increased sales activity was a one-time restructuring of the portfolio of an acquired subsidiary. Included in the 1993 gains are debt securities gains of approximately $332,000 which were realized primarily on sales of mortgage-backed security obligations which were experiencing accelerated prepayments.

Other Expense

Other expense included all items of expense other than interest expense, the provision for possible loan losses, and income taxes. In total, other expenses were flat in 1993, and management was successful in controlling costs. The income statement reflected a 5.7% increase in 1993 as compared to 1992. The increase was due to certain nonrecurring costs and certain other costs in connection with the mergers of FFC, Westover and Star City into United during 1993. The October 20, 1992 acquisition of UNB-South also increased reported expenses for 1993.

Salaries and employee benefits expense increased 6.26% in 1993 due to the acquisitions of UNB-South, Westover and Star City. As of December 31, 1993 and 1992, United employed 889 and 879 full-time equivalent employees, respectively.

Other expense increased 5.63% in 1993 compared to 1992. This increase was mainly due to the acquisition of UNB-South, nonrecurring merger expenses and provisions for estimated losses on other real estate owned.

Income Taxes

For the year ended December 31, 1993, income taxes approximated $9,770,000 compared to $7,136,000 for 1992. This increase is principally the result of lower levels of tax-exempt income and higher levels of pretax income, combined with higher statutory federal tax rates in 1993. United's effective tax rates in these two years were 32.4% and 30.4%, respectively.

Effective January 1, 1993, United prospectively adopted FASB Statement No. 109, "Accounting for Income Taxes." Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and was measured at the tax rate in effect in the year the differences originated.

As permitted by Statement 109, United has elected not to restate the financial statements of any prior years. The effect of the change on pretax income for the year ended December 31, 1993 was not material; however, the cumulative effect of the change increased net income by $1,329,000 or $0.11 per share.

At December 31, 1993, gross deferred tax assets totaled approximately $10.4 million. The allowance for loan losses and various accrued liabilities represented the most significant temporary differences. Based on management's evaluation at December 31, 1993, no valuation allowance had been allocated to deferred tax assets.

                            UNITED BANKSHARES, INC.
                  PROXY FOR 1995 ANNUAL SHAREHOLDERS' MEETING

  Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute
and appoint Gary L. Ellis, Steven E. Wilson and         , or any one of them,
with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned's name on its books on March 10, 1995, at the 1995 Annual Meeting of Shareholders to be held at The Blennerhassett Hotel, Fourth and Market Streets, Parkersburg, West Virginia, on April 24, 1995 at 4:00 p.m., local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

  The undersigned acknowledges receipt of the Notice and Proxy Statement dated March 24, 1995, and hereby revokes all proxies previously given by the undersigned for said meeting.

  THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" THE PROPOSITIONS LISTED BELOW UNLESS OTHERWISE INDICATED. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS BELOW. IF ANY MATTER SHALL PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF, THIS PROXY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE JUDGEMENT OF THE ABOVE PROXIES, BASED UPON THE CONDITIONS THEN PREVAILING AND ANY RECOMMENDATION OF THE BOARD OF DIRECTORS.

  Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of United Bankshares, Inc.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNITED BANKSHARES, INC. AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

  CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE. ALL JOINT
                               OWNERS MUST SIGN.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.



- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING TWENTY-FOUR NOMINEES:

1. ELECTION OF DIRECTORS.

   FOR   AGAINST    ABSTAIN
   [ ]     [ ]        [ ]

Richard M. Adams, Douglass H. Adams, Robert G. Astorg, Thomas J. Blair, III, Harry L. Buch, R. Terry Butcher, John W. Dudley, H. Smoot Fahlgren, Theodore J. Georgelas, Joseph N. Gompers, C. E. Goodwin, F. T. Graff, Jr., Leonard A. Harvey, Andrew J. Houvouras, Russell L. Isaacs, Robert P. McLean, Thomas A. McPherson, G. Ogden Nutting, William C. Pitt, III, I. N. Smith, Jr., Charles E. Stealey, Warren A. Thornhill, III, Harold L. Wilkes, and James W. Word, Jr. as directors.

(IF YOU WISH TO WITHHOLD YOUR VOTE FOR ANY OF THE ABOVE NOMINEES, SO INDICATE BY STRIKING THE NAME OF THE NOMINEE.)

- ------------------------------------------------------------------------------

2. TO TRANSACT OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

   FOR   AGAINST    ABSTAIN
   [ ]     [ ]        [ ]

                                        Dated:                          , 1995
                                              --------------------------

                                        ---------------------------------------
                                        By:
                                           ------------------------------------
                                                (Signature or Signatures)

                                        PLEASE SIGN, DATE AND PROMPTLY RETURN
                                        THIS PROXY IN THE ENCLOSED ENVELOPE.

  "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD
                                  YOUR VOTES"
- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                              FOLD AND DETACH HERE


                                ANNUAL MEETING
                                      OF
                            UNITED BANKSHARES, INC.

                      MONDAY, APRIL 24, 1995 AT 4:00 P.M.
                            THE BLENNERHASSETT HOTEL
                              4TH & MARKET STREETS
                                PARKERSBURG, WV

                              FOLD AND DETACH HERE



                             YOUR VOTE IS IMPORTANT

                   PLEASE COMPLETE, DATE AND SIGN THE ABOVE
                       PROXY CARD AND RETURN IT PROMPTLY
                         IN THE ACCOMPANYING ENVELOPE.